SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                               (Amendment no. __)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                     FAIR, ISAAC AND COMPANY, INCORPORATED
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)   Title of each class of securities to which transactions applies:

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(2)   Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
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[ ]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 2, 1999

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Fair, Isaac and Company, Incorporated (the "Company") will be held at 9:30 A.M., P.S.T., on Tuesday, February 2, 1999, at Fair, Isaac's Conference Center, 111 Smith Ranch Road, San Rafael, California, for the following purposes:

1.       To  elect   directors  to  serve  until  the  2000  Annual  Meeting  of
         Stockholders and thereafter until their successors are elected and qualified.

2.       To ratify the appointment of the independent auditors of the Company.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on Monday, December 7, 1998, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices, 111 Smith Ranch Road, San Rafael, California, at least 10 days before the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.


                                             Sincerely,

                                             Peter L. McCorkell
                                             Senior Vice President and Secretary

San Rafael, California
December 31, 1998

--------------------------------------------------------------------------------
Your Vote is Important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

Proxy Statement

         This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair, Isaac and Company, Incorporated (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, February 2, 1999, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1998, which includes the Company's financial statements as of September 30, 1998, accompanies this Proxy Statement. Stockholders may obtain a copy of the Company's Annual Report on Form 10-K and a list of the exhibits thereto without charge by written request to Peter L. McCorkell, Corporate Secretary, 120 North Redwood Drive, San Rafael, CA 94903. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about December 31, 1998.

Proxy Solicitation

         The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the nine nominees for director listed in this Proxy Statement and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's auditors for the current fiscal year.

         The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained Skinner & Co. to assist in the solicitation of proxies at a cost of $3,500 plus normal out-of-pocket expenses.

Outstanding Shares and Voting Rights

         Only stockholders of record at the close of business on December 7, 1998 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were 14,047,284 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), issued and outstanding, excluding 10,690 shares of Common Stock held as treasury stock by the Company. The shares held as treasury stock are not entitled to be voted. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting subject to the provisions regarding cumulative voting in the election of directors as described below. A plurality of the votes cast is required for the election of the nine nominees for director listed in this Proxy Statement, and the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's auditors for the current fiscal year. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

         In the election of the directors, each stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit; provided, however, that no stockholder shall be entitled so to cumulate votes unless such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

Election of Directors
Nominees

         There are currently nine directors. The Board of Directors has nominated the following persons, all of whom currently are serving as directors, for election as directors to serve until the 2000 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

         A. George Battle, Director. Mr. Battle was elected a director in August 1996. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen and Andersen Consulting. Mr. Battle's last position at Andersen Consulting was Managing Partner, Market Development. In that role he was responsible for Andersen Consulting's worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. He served as a Presidential Exchange Executive with the United States Department of Health, Education and Welfare during 1975-1976. Mr. Battle is a Senior Fellow of the Aspen Institute and a director of PeopleSoft, Inc., Barra, Inc., Masters Select Equity Mutual Fund and Masters Select International Mutual Fund. He is also a director of Ask Jeeves, Inc. and Alaska Travel Adventures, both private companies. Further, he is past President of the Board of Trustees of the Berkeley Repertory Theatre, Chairman of the Board of the Head Royce School and a national trustee of the Marcus A. Foster Educational Institute. Mr. Battle received a degree in economics from Dartmouth College and an M.B.A. from the Stanford University Business School. Mr. Battle is 54 years old.

         Bryant J. Brooks, Jr., Director. Mr. Brooks was elected a director in February 1989. Since 1975 Mr. Brooks has been an independent financial consultant in San Francisco, California, specializing in the valuation of the securities of privately held companies. He provided such services for the Company's Employee Stock Ownership Plan prior to the Company's initial public offering in July 1987. From 1968 to 1974, he was the president of Boothe Computer Investment Corporation and its successor, Bay Equities, Inc. Prior to that he held a number of financial and management positions in other companies. He is currently a director of McGrath RentCorp of San Lorenzo, California and Lifetouch, Inc. of Minneapolis, Minnesota, a private company. Mr. Brooks received a B.S. in Economics from Yale University in 1950 and an M.B.A. from Harvard in 1955. Mr. Brooks is 71 years old.

         H. Robert Heller, Director and Executive Vice President. Dr. Heller was elected a director in February 1994 and an Executive Vice President of the Company in September 1996. He was President of International Payments Institute from December 1994 to September 1996. He was President and Chief Executive Officer of Visa U.S.A., Inc. from 1991 to 1993, and an Executive Vice President of Visa International from 1989 to 1991. He served as a member of the Board of Governors of the Federal Reserve System from 1986 to 1989. Prior to that, Dr. Heller held positions with the Bank of America and the International Monetary Fund and taught economics at the University of California, Los Angeles, and the University of Hawaii. He holds an M.A. in Economics from the University of Minnesota and a Ph.D. in Economics from the University of California, Berkeley. Dr. Heller is 58 years old.

         Guy R. Henshaw, Director. Mr. Henshaw was elected a director in February 1994. He is currently Managing Director of Henshaw, Vierra, L.L.C. From November 1992 to April 1996 he was Chairman of Payday, The Payroll Company, and was its Chief Executive Officer from March 1993 to April 1996. He served as a Director of Payday from 1989 to 1996. From 1984 to 1992 he was President, Chief Financial Officer and a Director of Civic BanCorp and Treasurer and a Director of the CivicBank of Commerce. Prior to that, Mr. Henshaw held positions with the Bank of America and Security National Bank. He holds a B.A. in Economics from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Henshaw is 52 years old.

         David S. P. Hopkins, Director. Dr. Hopkins was elected a director in August 1994. He is Director of Health Information Improvement at the Pacific Business Group on Health, a non-profit coalition of 32 large private and public sector employers. From January 1995 until January 1996, he was an independent consultant in health care. Prior to that, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. From 1971 to 1993 he held a number of senior management positions at Stanford University and its University Hospital, Medical Center and Medical School. A graduate of Harvard University, he earned both his Ph.D. in operations research and his M.S. in statistics at Stanford University. Dr. Hopkins is 55 years old.

         Robert M. Oliver, Chairman of the Board of Directors. Dr. Oliver has been a director of the Company since December 1986 and was elected Chairman of the Board in January 1996. He was a Professor of Engineering Science in the College of Engineering, University of California, Berkeley, from 1960 until his retirement in January 1993. He is also a Director, Trustee and Chairman of the Board of the AnSer Corporation of Arlington, Virginia, and is a former member and President of the Board of Directors of the Berkeley Repertory Theater. He received his Ph.D. in Physics and Operations Research from the Massachusetts Institute of Technology in 1957, following a year as a Fulbright Scholar at the University of London. He has served as the President of the Operations Research Society of America and was the recipient of the Lanchester Prize, the senior award in the field of Operations Research. Dr. Oliver is 67 years old.

         Larry E. Rosenberger, Director, President and Chief Executive Officer. Mr. Rosenberger has been employed by the Company since 1974 and was elected a director in December 1983. In December 1977 Mr. Rosenberger was named a Vice President, in June 1983 he was named a Senior Vice President, and in January 1985 he became an Executive Vice President. In March 1991 he was named President and Chief Executive Officer. He received a B.S. in Physics from the Massachusetts Institute of Technology, and an M.S. in Physics, an M.S. in Operations Research and an M. Eng. in Operations Research from the University of California, Berkeley. Mr. Rosenberger is 52 years old.

         Robert D. Sanderson, Director. Dr. Sanderson was elected a director in March 1977. He was employed by the Company from 1969 until his retirement in December 1998. He was elected a Vice President in May 1974, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and served as Chief Operating Officer from February 1989 through July 1995. He received a B.S. degree in Mathematics at Cornell University and an M.S. and a Ph.D. in Industrial Engineering and Operations Research from the University of California, Berkeley. Dr. Sanderson is 55 years old.

         John D. Woldrich, Director, Executive Vice President and Chief Operating Officer. Mr. Woldrich joined the Company in 1972 and was elected a director in December 1983. Mr. Woldrich was named a Vice President in December 1977, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and Chief Operating Officer effective August 1, 1995. Prior to August 1, 1995, Mr. Woldrich was in charge of the Company's Marketing and New Business Development Division. Mr. Woldrich has a B.S. in Electrical Engineering from the University of Santa Clara and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Woldrich is 55 years old.

         If any nominee is unable or declines to serve (a contingency which the Company does not now foresee), the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly.

         Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director and any executive officer.

Board and Committee Meetings

         The Company has standing audit and compensation committees of the Board of Directors.

         The audit committee consists of A. George Battle, Bryant J. Brooks, Guy
R. Henshaw and David S. P. Hopkins. The audit committee monitors the effectiveness of the audit conducted by the Company's independent auditors and of the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the audit committee without the presence of management. The audit committee held four meetings during fiscal 1998.

         The compensation committee consists of Bryant J. Brooks, Guy R. Henshaw and A. George Battle. This committee determines all aspects of the compensation of the Company's executive officers. This Committee also administers the Company's 1992 Long-term Incentive Plan. The compensation committee held six meetings in fiscal 1998.

         During the past fiscal year, there were four regular meetings and two special meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate number of all board meetings and meetings of committees on which he served during fiscal 1998.

Stock Ownership

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 7, 1998, by
(i) each of the Company's directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock. The number of shares shown for each of Inger J.
Fair, Christian Fair, Ellen I. Fair and Erik E. Fair includes the same 1,514,521 shares held in trust as described in footnote 3 to the table.

                                                                               4



Stock Ownership Table


                                                                               Beneficial Ownership(1)
Directors, Nominees, Executive Officers                                ------------------------------------
and 5% Stockholders                                                    Number                    Percent(2)
-----------------------------------------------------------------------------------------------------------
Inger J. Fair(3)                                                       1,514,521                     10.8%
     120 North Redwood Drive
     San Rafael, CA 94903

Christian Fair(3,4)                                                    1,664,649                     11.9%
     120 North Redwood Drive
     San Rafael, CA 94903

Ellen I. Fair(3)                                                       1,676,352                     11.9%
     120 North Redwood Drive
     San Rafael, CA 94903

Erik E. Fair(3)                                                        1,708,162                     12.2%
     120 North Redwood Drive
     San Rafael, CA 94903

Judith W. Isaac(5)                                                     1,793,110                     12.8%
     5 Capilano Drive
     Novato, CA 94947

Peter L. McCorkell, Patricia Cole                                        862,825                      6.1%
and John Waller,
     Trustees for Fair Isaac Employee Stock
     Ownership Trust
     120 North Redwood Drive
     San Rafael, CA 94903

Robert D. Sanderson(6,7)                                                 361,547                      2.6%
Larry E. Rosenberger(7)                                                  278,468                      2.0%
David M. LaCross(7,8)                                                    206,104                      1.5%
John D. Woldrich(7,9)                                                    119,081                         *
Patrick G. Culhane(7,10)                                                  22,713                         *
Kenneth M. Rapp(7,11)                                                      9,724                         *
H. Robert Heller(7,12)                                                    56,136                         *
A. George Battle(13)                                                       5,333                         *
Bryant J. Brooks(14)                                                      20,000                         *
Guy R. Henshaw(14)                                                        19,000                         *
David S. P. Hopkins(14)                                                   19,000                         *
Robert M. Oliver(15)                                                      43,000                         *
All executive officers and directors as
     a group (16 persons)(6,7,16)                                      1,287,179                      9.0%

----------------
*        Represents holdings of less than one percent.

                                                                                                         5



(1) To the Company's knowledge the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentages are calculated with respect to a holder of stock options exercisable on or prior to March 1, 1999 as if such holder had exercised such option. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not included in the percentage calculation with respect to any other stockholder.

(3) Includes 1,514,521 shares held by Inger J. Fair and her adult children as co-trustees and as beneficiaries of The William Rodden Fair and Inger Johanne Fair Revocable Trust, Trust A under The William and Inger Fair Trust Agreement dated 3/8/86, Trust B Exempt under the William and Inger Fair Trust Agreement dated 3/20/86, Trust B Non-Exempt under the William and Inger Fair Trust Agreement dated 3/28/86 and The William and Inger Fair Trust C under the William and Inger Fair Trust Agreement dated 3/28/96. Christian Fair, Ellen I. Fair and Erik E. Fair each disclaim beneficial interest in the shares held by the trust except to the extent of such person's pecuniary interest in such trust.

(4)      Includes options for 100 shares.

(5) Does not include 222,190 shares held directly by Mrs. Isaac's adult children nor 119,880 shares held by Mrs. Isaac as trustee for her adult children. Mrs. Isaac disclaims beneficial ownership of such shares. Includes 247,500 shares held as co-trustee (with F. L. Adams) and as beneficiary under a trust.

(6)      Includes options for 100 shares.

(7) Includes the shares allocated to such individual's account under the Company's Employee Stock Ownership Plan (amounts have been rounded to the nearest share). Shares allocated to the accounts of listed individuals are also included in the total shown for the Trustees of the Employee Stock Ownership Trust.

(8)      Includes options for 133,613 shares.

(9) Includes 2,410 shares held by Mr. Woldrich's minor children. Mr. Woldrich disclaims beneficial ownership of such shares.

(10)     Includes options for 5,000 shares.

(11)     Includes options for 9,510 shares.

(12)     Includes options for 56,000 shares.

(13) Includes options for 5,000 shares, includes 300 shares held by Mr. Battle's son who resides with him and includes 100 shares held by his sister for whom he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

(14)     Includes options for 19,000 shares.

(15) Includes 2,000 shares held in an Individual Retirement Account ("IRA") for Dr. Oliver, 4,000 shares held in an IRA by his wife, 34,000 shares held jointly by Dr. Oliver and his wife and options for 3,000 shares.

(16)     Includes shares included in notes (6), (7), (8), (9), (10), (11), (12),
         (13), (14) and (15) above,

                                                                               6



         including a total of 306,513 shares subject to options exercisable on or prior to March 1, 1999.


Compensation of Directors and Executive Officers
Directors' Compensation

         Non-employee directors other than the Chairman are currently compensated at the rate of $12,000 per year plus $1,000 for each Board meeting attended. The Chairman is currently compensated at the rate of $100,000 per year for services as Chairman and other consulting work, plus $2,000 for each Board meeting attended. All non-employee directors other than the Chairman are paid $250 per hour for committee meetings and other special assignments. See also below under "Director Consulting Arrangements."

         Under the Company's 1992 Long-term Incentive Plan as amended and restated effective November 21, 1995, members of the Board of Directors who are not employees of the Company ("Outside Directors") currently receive a grant of 10,000 nonqualified stock options (the "Initial Grant") upon election as an Outside Director and a grant of nonqualified options for 1,000 shares on the date of the annual meeting provided such person has been an Outside Director since the prior annual meeting (the "Annual Grant"). The exercise price of all such options is equal to the fair market value of Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of such person's election as a director and expire ten years after grant. Annual Grants vest one year after grant and expire five years after grant. All such options granted to an Outside Director are also exercisable in full in the event of the termination of such Outside Director's service because of death, total and permanent disability or voluntary retirement at or after age 65, or a change in control with respect to the Company.

Compensation of Executive Officers

         The following table sets forth the cash and non-cash compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the last fiscal year.

                                                                               7



Summary Compensation Table

                                                                                                   Long-Term Compensation
                                                                                       ---------------------------------------------
                                                   Annual Compensation
                                            ------------------------------------
                                                                                         Awards         Payouts
                                                                                       ----------     ------------
                                                                                       Securities      Long-term
                                                                                       Underlying     Incentive Plan     All Other
Name                                        Year         Salary         Bonus(1)         Options       Payouts(2)    Compensation(3)
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                        1998        $222,500        $125,250          22,500        $156,493        $ 18,156
President and Chief                         1997         212,500         137,856          30,000         292,152          14,712
Executive Officer                           1996         202,500         146,250          27,500         369,869          21,788

John D. Woldrich                            1998        $214,750        $101,870          20,000        $117,671        $ 17,130
Executive Vice                              1997         202,500         110,285          27,500         218,591          14,709
President  and Chief                        1996         195,000         117,000          25,000         266,460          21,260
Operating Officer

Patrick G. Culhane                          1998        $206,250        $ 91,850          17,500        $ 64,109        $ 14,952
Executive Vice                              1997         191,250          98,298          25,000          79,427          14,742
President                                   1996         180,000         111,150          20,000          73,680          17,973

David M. LaCross                            1998        $197,000        $ 90,000           7,500        $      0        $  4,524
President and CEO                           1997         194,422         135,000          16,000               0               0
of Risk Management                          1996         186,945          22,688               0               0               0
Technologies(4)

Kenneth M. Rapp                             1998        $154,500        $199,441          12,500        $  9,792        $      0
Senior Vice                                 1997         138,998         127,542          15,000          22,536               0
President and President                     1996         125,500          60,629          10,000          25,740               0
of DynaMark

(1) Represents the portion of amounts accrued under the Company's Officers' Incentive Plan which is paid in cash shortly after the end of the fiscal year in which earned, and amounts paid shortly after year-end under other incentive plans. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

(2)      Payments  under the Company's  Officers'  Incentive  Plan for shares of
         "phantom stock" awarded in prior years. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

(3) Represents the value of employer contributions to the Company's 401(k) Plans, employer contributions to the Company's Supplemental Retirement and Savings Plan, and employer contributions and other allocations to the Company's Employee Stock Ownership Plan. For fiscal 1998, employer 401(k) contributions were $2,468, $2,521, $2,539, $0 and $2,744 for
         Messrs. Rosenberger, Woldrich, Culhane, LaCross and Rapp, respectively; the value of ESOP contributions and allocations were $8,188, $7,109, $4,913, $4,524 and $2,769 for Messrs. Rosenberger, Woldrich, Culhane, LaCross and Rapp, respectively; and the value of Company contributions to the Supplemental Retirement and Savings Plan was $7,500 for each of Messrs. Rosenberger, Woldrich, and Culhane and $0 for Messrs. LaCross and Rapp.

(4) Includes Mr. LaCross' compensation from Risk Management Technologies ("RMT") prior to its merger with the Company on July 21, 1997, and a bonus of $50,000 for calendar 1997 paid in accordance with the former incentive plan of RMT.

Option/SAR Grants in Last Fiscal Year

                                                             Individual Grants
                                        -------------------------------------------------------------    Potential Realizable Value
                                          Number of    % of Total                                       at Assumed Annual Rates of
                                         Securities      Options                                         Stock Price Appreciation
                                         Underlying     Granted to                                           for Option Term(2)
                                           Options      Employees   Exercise Price   Expiration        -----------------------------
Name                                       Granted    in Fiscal Year   per share       Date              5%                 10%
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                       22,500(1)       4.3%       $   38.25        3/19/08         $  541,242         $1,371,615
John D. Woldrich                           20,000(1)       3.8%       $   38.25        3/19/08         $  481,104         $1,219,213
Patrick G. Culhane                         17,500(1)       3.3%       $   38.25        3/19/08         $  420,966         $1,066,811
David M. LaCross                            7,500(1)       1.4%       $   38.25        3/19/08         $  180,414         $  457,205
Kenneth M. Rapp                            12,500(1)       2.4%       $   38.25        3/19/08         $  300,690         $  762,008

(1)      Granted at fair market value and exercisable in full on March 19, 2001.

(2) Assuming 5% and 10% compounded annual appreciation of the stock price over the terms of the option, the price of a share of Common Stock would be $62.31 and $99.21, respectively, on March 19, 2008.


Aggregated  Option/SAR  Exercises  in  Last  Fiscal  Year  and  Fiscal  Year-End
Option/SAR Values

                                                                     Number of Securities
                                                                    Underlying Unexercised          Value of Unexercised In-the-
                                    Shares                            Options at FY-End               Money Options at FY-End(2)
                                   Acquired         Value          ----------------------------     ---------------------------
Name                              on Exercise     Realized(1)      Exercisable    Unexercisable     Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                    0          $      0               0          80,000           $        0      $75,625
John D. Woldrich                        0          $      0               0          72,500           $        0      $68,750
Patrick G. Culhane                 27,460          $593,014           5,000          62,500           $   70,313      $55,000
David M. LaCross                        0          $      0         133,613          19,500           $4,205,942      $     0
Kenneth M. Rapp                         0          $      0           9,510          43,840           $   47,550      $59,200


(1) Equal to the market value of the Company's Common Stock on the date the options were exercised, less the exercise price.

(2) Based on the closing prices of the Company's Common Stock as reported by the New York Stock Exchange for September 30, 1998 ($33.375), less the exercise price.


Long-Term Incentive Plans--Awards in Last Fiscal Year

                                  Number of                Period Until
Name                              Shares(1)                  Payout(2)
------------------------------------------------------------------------
Larry E. Rosenberger                 3,713                   4 Years
John D. Woldrich                     3,009                   4 Years
Patrick G. Culhane                   2,704                   4 Years
David M. LaCross                         0                      --
Kenneth M. Rapp                        646                   4 Years


(1) Shares of "phantom stock" awarded for fiscal 1998 pursuant to the Company's Officers' Incentive Plan. The number of shares is equal to half of the officer's total incentive award for fiscal 1998 divided by the closing price of the stock on the award date ($33.375 at September 30, 1998). See the description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below. Shares of phantom stock are converted into cash at the payout dates at the closing price for the Company's Common Stock on the payout date.

(2) The shares of phantom stock will be converted to cash in 25 percent increments as of September 30 in each of the four years following the fiscal year for which they were accrued provided the recipient is still employed by the Company.

Pension Plan

         Employees of the Company (not including those of its subsidiaries, DynaMark, Inc. and Risk Management Technologies), including officers and directors who are employees, participate in the Fair Isaac Pension Plan (the "Pension Plan") after completing one year of service. Subject to certain age and service requirements, participants in the Pension Plan accrue a right to a retirement income payable monthly for life. The annual benefit is equal to 0.60% of "Final Average Compensation" up to $15,000 plus 1.20% of Final Average
Compensation in excess of $15,000, multiplied by years of service up to a maximum of 35 years. "Final Average Compensation" means the highest average compensation for five consecutive years during the last ten years of employment. Compensation includes all amounts paid for services. If benefit payments commence between age 55 (the earliest permissible age) and age 65, the amount is actuarially discounted; if benefits commence after age 65, the amount is actuarially increased. The Pension Plan also provides various forms of survivor benefits for a participant's beneficiary and for optional forms of payment with equal actuarial value, including a lump sum.

         The following table illustrates the estimated annual benefits payable upon retirement to an employee in the specified compensation and years of credited service classifications shown, assuming that the benefits commence at age 65 and are payable in the normal form. These calculations are straight-life annuity amounts based on current plan formulae and are not reduced by any Social
Security offsets.

                                                            Years of Credited Service
                                    --------------------------------------------------------------------------
        Final Average
        Compensation                   15           20           25            30           35           40
                                    --------     ---------    ---------    ---------    ---------    ---------
          $150,000                   $25,650       $34,200      $42,750      $51,300      $59,850      $64,350
          $175,000                    30,150        40,200       50,250       60,300       70,350       75,600
          $200,000                    34,650        46,200       57,750       69,300       80,850       86,850
          $225,000                    39,150        52,200       65,250       78,300       91,350       98,100
          $250,000                    43,650        58,200       72,750       87,300      101,850      109,350
          $275,000                    48,150        64,200       80,250       96,300      112,350      120,600
          $300,000                    52,650        70,200       87,750      105,300      122,850      131,850


         The number of years of service credited to each of the named executives as of September 30, 1998 was as follows: Mr. Rosenberger, 23 years; Mr. Woldrich, 25 years; and Mr. Culhane, 12 years; Mr. LaCross and Mr. Rapp are currently not eligible to participate in the Pension Plan.

         The benefits shown in the foregoing table are based on the current formula applied to all credited service. "Grandfather" provisions related to the prior formula may result in larger benefits attributable to service credited prior to 1995. The Internal Revenue Code limits the amount of compensation which may be taken into account for purposes of determining benefits from a tax-qualified plan (such as the Fair Isaac Pension Plan). The current limit is $160,000. Current law provides that this limit will increase with increases in the Consumer Price Index.

Director Consulting Arrangements

         The Company has an agreement with Dr. Oliver under which he has agreed to make himself available to the Company approximately 1,000 hours per year at the rate of $100,000 per year for so long as he remains Chairman of the Company's Board of Directors. The term of the agreement began January 1, 1996 and continues indefinitely until terminated.

Employment Agreements

         In connection with the Company's acquisition of Risk Management Technologies ("RMT") in 1997, the Company and Mr. LaCross entered into an employment agreement with a term of three years, subject to earlier termination under certain circumstances. The agreement provides for an annual base salary of $196,310 and "stay-put" bonuses of $40,000 in 1998, $56,000 in 1999 and $64,000 in 2000. The agreement also provided that Mr. LaCross was entitled to a bonus for calendar 1997 in accordance with the former RMT incentive plan.

Compensation Committee Interlocks and Insider Participation

         A. George Battle, Bryant J. Brooks and Guy R. Henshaw served as the members of the Company's Compensation Committee for the fiscal year ended September 30, 1998. Messrs. Battle, Brooks, and Henshaw are non-employee Directors of the Company and had no other relationship with the Company for the fiscal year ended September 30, 1998. None of the Executive Officers of the Company had any "interlock" relationships to report during the fiscal year ended September 30, 1998.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee determines all aspects of the compensation of the Company's executive officers, and also administers the Company's 1992 Long-term Incentive Plan under which grants of stock options or restricted stock may be awarded to any employee.

         The compensation of David M. LaCross, the President of the Company's Risk Management Technologies subsidiary, is determined in accordance with the terms of an employment agreement entered into with Mr. LaCross in connection with the Company's acquisition of Risk Management Technologies in July 1997 and thus was not reviewed by the Compensation Committee.

         The primary objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain well qualified executives, to structure their compensation packages so that a significant portion is tied to achieving targets for revenue growth and operating margin, and to align their interests with those of the Company's stockholders through the use of stock-based compensation.

         The Company's executive compensation program consists of three main components: annual base salary, participation in the Company's Officers' Incentive Plan, and the opportunity to receive awards of stock options or restricted stock. The executive officers are eligible for the same benefits available generally to the Company's employees, including group health and life insurance and participation in the Company's pension, employee stock ownership and 401(k) plans. The Company also maintains a Supplemental Retirement and Savings Plan for the benefit of certain highly compensated employees, including most executive officers.

Annual Base Salary

         The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the Chief Executive Officer. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. Salaries are determined annually by considering the officer's duties and responsibilities within the Company and business unit, the officer's ability to impact the operations and profitability of the Company, and the officer's experience and past performance.

Officer Incentive Plan

         Substantially all of the Company's employees participate in incentive plans based on the Company's performance with respect to goals for revenue growth and operating margin set by the Board of Directors for each fiscal year. An incentive compensation target amount is determined for each participant at the beginning of the fiscal year. The ratio of incentive plan target to base salary increases with the level of the employee's responsibilities and ranges from four percent for non-exempt employees to more than 65 percent for the Chief Executive Officer. The Compensation Committee sets the incentive compensation targets for each of the executive officers. Compensation increases for executive officers in recent years have primarily resulted from increases in incentive plan targets, reflecting the Committee's emphasis on performance-based pay. After the conclusion of the fiscal year, the target amount for each participant is multiplied by a factor based on the Company's actual performance with respect to the revenue growth and operating margin goals previously established by the Board to establish his or her incentive award for the year. During fiscal 1998, operating margin received three times the weight given to revenue growth and the same weighting will apply in fiscal 1999. Awards can range from zero to three times the target amount.

         All officers receive 50 percent of their incentive awards in cash shortly after the end of the fiscal year. The remaining 50 percent is paid in the form of shares of "phantom stock" based on the market price of the Company's Common Stock at the end of the fiscal year. Those shares of phantom stock are converted to cash payments, in 25 percent increments, at the end of each of the succeeding four fiscal years (assuming the officer remains employed by the Company or is retired from the Company), based on the market price of the Company's stock at the end of each of those years.

Options and Restricted Stock

         The Committee may award options to purchase the Company's Common Stock or shares of restricted stock to any employee, including the executive officers, under the Company's 1992 Long-term Incentive Plan. The exercise price for all options granted under this Plan must be at least equal to the fair market value of the shares on the date of grant. In addition to the level of responsibility and performance of the recipient, the Committee takes previous grants of options and restricted stock into consideration in making such awards. Awards of options were made to Messrs. Rosenberger, Woldrich, Culhane, LaCross and Rapp in fiscal 1998 and are reflected in the Option/SAR Grants in Last Fiscal Year Table and Aggregated Option/SAR Exercises in Last Fiscal Year Table and Fiscal Year-End Option/SAR Values Table above.

Limits on Tax-Deductible Compensation

         The Committee believes that it is highly unlikely that the combination of base salary, Officer Incentive Plan cash awards, and payments for shares of phantom stock for any executive officer would exceed $1 million in any year and currently has no plans to amend the officers' incentive plan to ensure deductibility for federal tax purposes of any "excess" amounts. The Committee believes that the 1992 Long-term Incentive Plan meets the rules currently in effect so that compensation arising from the exercise of options granted under that plan will be deductible by the Company. The Committee believes it is highly unlikely that any combination of grants of restricted stock that will be awarded under that plan and other compensation will exceed $1 million for a single individual in any given year.

CEO Compensation

         The amounts of Mr. Rosenberger's base salary and incentive plan target are established by the Compensation Committee using the criteria discussed above. Mr. Rosenberger's base salary for fiscal 1998 was $222,500, compared with a base of $212,500 for fiscal 1997. His incentive plan target for fiscal 1998 was $150,000 which represented an increase of $6,250 over 1997. Because the Company's revenue growth of 23 percent and operating margin of 16.5 percent exceeded the goals set by the Board for 1998, Mr.

Rosenberger's total incentive award for the year was $250,500. Of that amount, 50 percent was paid in cash shortly after the end of the year and is shown in the Summary Compensation Table under the column captioned "Annual Compensation; Bonus." The remainder was awarded in the form of shares of "phantom stock" as explained above which will become payable in 25 percent increments after each of the four years ending September 30, 1999 through 2002, based on the stock price on those dates. Amounts shown under the caption "Long-term Incentive Plan Payouts" reflect payments for phantom shares awarded in prior years.

                                A. George Battle
                                Bryant J. Brooks
                                Guy R. Henshaw

Performance Graph

         In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Center for Research in Security Prices ("CRSP") Total Return Index for the S&P 500 Stocks for the broad equity index, and a self-determined group of peer companies.

         The peer group consists of Acxiom Corporation; American Management Systems, Inc.; Barra, Inc.; HNC Software Inc.; and Inference Corporation. The Company does not believe there are any publicly traded companies which compete with the Company across the full spectrum of its product and service offerings. The companies in the peer group represent a variety of information and decision service providers and software developers which are in the same order of magnitude as the Company in revenue and market capitalization. Barra is headquartered near the Company's headquarters and competes with the Company for available technical staff.


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

Comparison of Five Year Cumulative Return


                                                  CRSP Index    Self-determined
Measurement Period      Fair, Isaac and Company,  for S&P 500     Peer Group
(Fiscal year covered)         Incorporated          Stocks           Index
--------------------------------------------------------------------------------
       9/93                     100                   100            100
       9/94                     172.3                 103.7          128.5
       9/95                     283.2                 134.7          236.4
       9/96                     379.3                 162.3          399.8
       9/97                     434.1                 228.3          344.3
       9/98                     328.1                 249.6          413.4

         The returns shown assume $100 invested on September 30, 1993 in the Company's stock, the CRSP Indices for the S&P 500 Stocks (U.S. Companies) and the peer group indices, with reinvestment of dividends. The reported dates are the last trading dates of the Company's fiscal year which ends on September 30.

Ratification of Independent Auditors

         Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as the Company's independent auditors for the Company's current fiscal year ending September 30, 1999. KPMG Peat Marwick LLP has served as the Company's independent auditors since May 1991. Representatives of KPMG Peat Marwick LLP are expected to be present at the Company's Annual Meeting with the opportunity to make statements and/or respond to appropriate questions from stockholders present at the meeting.

         The Board of Directors recommends a vote FOR the ratification of KPMG Peat Marwick LLP as the Company's independent auditors. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this matter is required for ratification.

Other Business

         The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director, officer and greater than ten percent owner. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers and greater than ten percent owners during the last fiscal year were filed on time except that Mr. Woldrich, the Company's Executive Vice President and Chief Operating Officer, inadvertently failed to timely file several Section 16 filings disclosing the purchase of shares of the Company's common stock which were purchased through a broker's automatic dividend reinvestment program. Mr. Woldrich had no knowledge of the automatic purchases for the periods for which such reporting should have been made. Upon becoming aware of the purchases, Mr. Woldrich promptly amended his filings and the dividend reinvestment program was canceled. In addition, several of his Section 16 filings were amended to disclose the indirect ownership of the shares of the Company's common stock held by his minor children which were inadvertently not disclosed previously.

Submission of Proposals of Stockholders

         Proposals of  stockholders  intended to be  presented at the  Company's
2000 Annual Meeting of Stockholders must be received at the Corporate Secretary's Office, 120 North Redwood Drive, San Rafael, California 94903, no later than September 1, 1999, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

         In order for business, other than a stockholder proposal included in the Company's proxy statement and form of proxy, to be properly brought before the 2000 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to the Corporate Secretary of the Company and must otherwise comply with the Company's Bylaws. The Company's Bylaws provide that, to be timely, a stockholder's notice must be received by the Corporate Secretary at the Company's principal executive offices no less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. If the Company gives less than 70 days' notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder's notice must be received no later than the earlier of (i) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (ii) two days prior to the scheduled meeting date.


                                             By Order of the Board of Directors

                                             Peter L. McCorkell
                                             Senior Vice President and Secretary

Dated: December 31, 1998